EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Bluenotes Sale Expected To Close December 21

Warrendale, PA, December 17, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that the Company now expects to close on the disposition of its Bluenotes retail apparel business on December 21, to be effective as of December 5, 2004.  The transaction is subject to satisfaction of customary conditions.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices.  AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds.  American Eagle Outfitters currently operates 780 AE stores in 49 states, the District of Columbia and Puerto Rico, 69 AE stores in Canada, and 109 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the proposed sale of Bluenotes.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that the proposed sale of Bluenotes may not be completed and those other risks described in the Company's filings with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857